SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
PURSUANT TO SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 41)

PEOPLESOFT, INC.

(Name of Subject Company)

PEOPLESOFT, INC.

(Name of Person Filing Statement)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

712713106

(CUSIP Number of Class of Securities)

David A. Duffield, Chief Executive Officer
Kevin T. Parker, Co-President and Chief Financial Officer
W. Philip Wilmington, Co-President
PeopleSoft, Inc.
4460 Hacienda Drive, Pleasanton, California 94588-8618
(925) 225-3000

(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person Filing Statement)

COPIES TO:

Douglas D. Smith, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street
San Francisco, California 94104
(415) 393-8200

     ☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

Purpose of Amendment

     The purpose of this amendment is to amend and supplement Items 3 and 6 in the Solicitation/Recommendation Statement on
Schedule 14D-9 previously filed by PeopleSoft, Inc. (“PeopleSoft” or the “Company”) on June 12, 2003 and subsequently amended, and to add additional exhibits to Item 9 and amend the exhibit index accordingly.

Item 3. Past Contacts, Transactions, Negotiations and Agreements

     On October 12, 2004, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Ram Gupta, former Executive Vice President, Products and Technology. Pursuant to the Separation Agreement, Mr. Gupta will receive the severance benefits provided for in the Company’s Executive Severance Policy for Executive Vice Presidents. In addition, Mr. Gupta will receive $124,147.21, less deductions required by law, in lieu of accelerated vesting of shares of restricted stock that were scheduled to vest in October and November 2004. The Separation Agreement is filed as exhibit (e)(29) to this Schedule 14D-9 and is incorporated herein by this reference.

     On October 18, 2004, the Company entered into a Retention Agreement (the “Retention Agreement”) with Guy Dubois, Executive Vice President, International Operations, which provides for the payment of a $500,000 retention bonus if, on May 15, 2005, Mr. Dubois is employed, and has been continuously employed since the date of the Retention Agreement, by the Company and/or its divisions, subsidiaries or affiliates or any successors to any such entities. The Retention Agreement implements a bonus that was approved by the Company’s Compensation Committee in early 2004. Mr. Dubois’ retention bonus was awarded in lieu of the deferred stock bonuses that were awarded to other comparable executives based in the United States in June 2004 and previously disclosed in Amendment No. 29, dated June 18, 2004, to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9. The Retention Agreement is filed as exhibit (e)(30) to this Schedule 14D-9 and is incorporated herein by this reference.

     On October 1, 2004, former President and Chief Executive Officer Craig Conway’s employment was terminated by the Company’s Board of Directors and on October 18, 2004, the Company entered into a Separation Agreement (the “Agreement”) with Mr. Conway. Pursuant to the Agreement, Mr. Conway will receive the severance benefits provided for in the Employment Agreement by and between the Company and Mr. Conway dated May 10, 1999 and restated as of May 27, 2003, except that Mr. Conway will receive a discounted lump sum cash payment rather than continued payments for 24 months of base salary and target bonus. The Agreement is filed as exhibit (e)(31) to this Schedule 14D-9 and is incorporated herein by this reference.

Item 6. Interest in Securities of the Subject Company

     Item 6 is hereby amended and supplemented as follows:

     Except as described below and except as disclosed in the Schedule 14D-9 previously filed by the Company, as subsequently amended, no transactions with respect to the Common Stock of the Company have been effected by the Company or, to the Company’s best knowledge, by any of its executive officers, directors, affiliates or subsidiaries during the past 60 days.

			Number Shares
	Date of	Nature of	of Common
Name	Transaction	Transaction	Stock	Purchase/Sale Price
David A. Duffield	10/13/04	Disposition (1)	25,000	$21.43
Stanley Swete	10/11/04	Acquisition	75,000 (2)	$0.00

(1)  Pursuant to Rule 10b5-1(c) trading plan, providing for automatic transactions upon establishment of a written contract, plan or instructions under conditions specified in the Rule.
(2)  Shares of Restricted Stock granted pursuant to the Company’s Amended and Restated 2001 Stock Plan. The restrictions on 25% of such shares lapse after one year and the restrictions on the remainder of such shares lapse in quarterly increments thereafter for three additional years.

3

Item 9. Materials to Be Filed as Exhibits

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003 (1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003) (1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders (2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing) (3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing) (4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office (4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003 (4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)

(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing) (6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing) (6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing) (6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing) (6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing) (6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing) (7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing) (7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing) (7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003 (9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003 (9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003 (9)
(a)(53)	PeopleSoft Analyst Day Power Point presentation materials (9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures (9)

(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003 (10)
(a)(56)	Order entered by the Superior Court of California, County of Alameda (11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003 (12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003 (13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003 (15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003 (16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004 (16)
(a)(63)	E-mail sent to PeopleSoft employees (17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004 (17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004 (17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004 (17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004 (17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda (17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer (17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike (17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004 (17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004 (18)
(a)(73)	Message sent to PeopleSoft employees (18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004 (19)
(a)(75)	Letter to employees dated February 9, 2004 (19)
(a)(76)	Letter to customers dated February 9, 2004 (19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004 (20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004 (20)
(a)(79)	Investor presentation materials (20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004 (20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004 (20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004 (20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint (20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint (20)
(a)(85)	Letter to stockholders dated March 3, 2004 (20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004(21)
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004(21)
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004(21)
(a)(89)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(90)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(91)	Press release issued by PeopleSoft on March 19, 2004(22)
(a)(92)	Presentation given at PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(93)	Transcript of PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(94)	Press release issued by PeopleSoft on March 25, 2004(22)
(a)(95)	Transcript of conference call held by PeopleSoft on January 29,2004 (incorporated by reference to Exhibit 99.2 to PeopleSoft’s February 4, 2004 Form 8-K)(22)
(a)(96)	Redacted version of the Cross-complaint filed by Oracle in the Superior Court of the State of California, County of Alameda(23)
(a)(97)	Press release issued by the Michigan Attorney General’s Office on April 7, 2004(23)
(a)(98)	Press release issued by the Ohio Attorney General’s Office on April 9, 2004(23)
(a)(99)	Excerpts from transcript of conference call held by PeopleSoft on April 22, 2004(24)
(a)(100)	Press release issued by PeopleSoft on May 14, 2004(25)
(a)(101)	Excerpts from transcript of PeopleSoft’s 2004 Leadership Summit News Conference held on May 18, 2004(25)
(a)(102)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(103)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(104)	Redacted version of the Amended Complaint for Declaratory and Injunctive Relief filed by Oracle and Pepper Acquisition Corp. in the Delaware Court of Chancery(31)
(a)(105)	E-mail sent to PeopleSoft employees on July 2, 2004(32)
(a)(106)	Press release issued by PeopleSoft on July 7, 2004(33)
(a)(107)	Transcript of conference call held by PeopleSoft on July 27, 2004 (incorporated by reference to Exhibit 99.1 to PeopleSoft’s August 2, 2004 Form 8-K)(34)
(a)(108)	Excerpts from transcript of the Adams Harkness Annual Summer Seminar held on August 4, 2004(34)
(a)(109)	Press release issued by PeopleSoft on September 9, 2004(35)
(a)(110)	Letter sent to PeopleSoft employees on September 9, 2004(35)
(a)(111)	Letter sent to PeopleSoft customers on September 9, 2004(36)
(a)(112)	Letter sent to PeopleSoft prospective clients on September 10, 2004(36)
(a)(113)	Excerpts from transcript of Connect 2004 keynote address(37)
(a)(114)	Excerpts from transcript of Connect 2004 media and analyst news conference(37)
(a)(115)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(116)	Press release issued by PeopleSoft on September 23, 2004(37)
(a)(117)	Press release issued by PeopleSoft on October 1, 2004(37)
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders (1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999) (1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001) (1)
(e)(4)	Executive Severance Policy – Executive Vice Presidents, effective as of January 1, 2003 (8)
(e)(5)	Executive Severance Policy – Senior Vice Presidents, effective as of January 1, 2003 (8)
(e)(6)	Terms of Customer Assurance Program (revised) (10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) + (11)
(e)(7)	Form of letter sent to customers (11)
(e)(8)	Terms of Customer Assurance Program (11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft (11)
(e)(10)	Terms of Customer Assurance Program (extension term) (12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc. (17)
(e)(12)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated February 20, 2004 relating to the 2004 Annual Meeting of Stockholders (22)
(e)(13)	Memorandum of understanding regarding settlement of stockholder class actions(26)
(e)(14)	Amendment to memorandum of understanding regarding settlement of stockholder class actions(27)
(e)(15)	White paper dated February 1, 2004(28)
(e)(16)	June 15, 2004 weblog postings(28)
(e)(17)	Second amendment to memorandum of understanding regarding settlement of stockholder class actions(28)
(e)(18)	Amended Executive Severance Policy—Executive Vice Presidents, amended as of June 14, 2004(29)
(e)(19)	Amended Executive Severance Policy—Senior Vice Presidents, amended as of June 14, 2004(29)
(e)(20)	June 16 and 17, 2004 weblog postings(29)
(e)(21)	Stipulation and Agreement of Compromise, Settlement and Release dated June 17, 2004(29)
(e)(22)	June 20, 21 and 23, 2004 weblog postings(30)
(e)(23)	June 26, 28 and 30, and July 1, 2004 weblog postings(31)
(e)(23)(a)	Chart referred to in the “The Government Rests” weblog posting(31)
(e)(24)	July 2, 2004 weblog postings(32)
(e)(25)	Terms of Amended Customer Assurance Program approved July 6, 2004(32)
(e)(26)	July 20, and August 4, 2004 weblog postings(34)
(e)(27)	Addendum to Employment Contract between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.8 filed with PeopleSoft’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004)(34)
(e)(28)	Terms of Amended Customer Assurance Program approved October 11, 2004(38)
(e)(28)(a)	Terms of Amended Customer Assurance Program approved October 11, 2004 (corrected)(39)
(e)(29)	Separation Agreement and General Release, dated October 12, 2004, by and between Ram Gupta and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)
(e)(30)	Retention Agreement, entered into on October 18, 2004, by and between Guy Dubois and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)
(e)(31)	Separation Agreement, dated October 18, 2004, by and between Craig Conway and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

+	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.

(21)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 21 to Schedule 14D-9 filed with the SEC March 15, 2004.

(22)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 22 to Schedule 14D-9 filed with the SEC March 29, 2004.

(23)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 23 to Schedule 14D-9 filed with the SEC April 13, 2004.

(24)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 24 to Schedule 14D-9 filed with the SEC April 28, 2004.

(25)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 25 to Schedule 14D-9 filed with the SEC May 20, 2004.

(26)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 26 to Schedule 14D-9 filed with the SEC May 27, 2004.

(27)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 27 to Schedule 14D-9 filed with the SEC June 14, 2004.

(28)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 28 to Schedule 14D-9 filed with the SEC June 16, 2004.

(29)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 29 to Schedule 14D-9 filed with the SEC June 18, 2004.

(30)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 30 to Schedule 14D-9 filed with the SEC June 28, 2004.

(31)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 31 to Schedule 14D-9 filed with the SEC July 2, 2004.

(32)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 32 to Schedule 14D-9 filed with the SEC July 7, 2004.

(33)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 33 to Schedule 14D-9 filed with the SEC July 7, 2004.

(34)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 34 to Schedule 14D-9 filed with the SEC August 12, 2004.

(35)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 35 to Schedule 14D-9 filed with the SEC September 9, 2004.

(36)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 36 to Schedule 14D-9 filed with the SEC September 10, 2004.

(37)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 38 to Schedule 14D-9 filed with the SEC October 5, 2004.

(38)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 39 to Schedule 14D-9 filed with the SEC October 12, 2004.

(39)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 40 to Schedule 14D-9 filed with the SEC October 12, 2004.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

PEOPLESOFT, INC.

	By:	/s/ KEVIN T. PARKER

Kevin T. Parker Co-President and Chief Financial Officer

Date: October 18, 2004

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003 (1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003) (1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders (2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing) (3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing) (4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office (4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003 (4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25,

2003 425 filing) (5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing) (6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing) (6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing) (6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing) (6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing) (6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing) (7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing) (7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing) (7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003 (9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003 (9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003 (9)
(a)(53)	PeopleSoft Analyst Day Power Point presentation materials (9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures (9)
(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003 (10)

(a)(56)	Order entered by the Superior Court of California, County of Alameda (11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003 (12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003 (13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003 (15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003 (16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004 (16)
(a)(63)	E-mail sent to PeopleSoft employees (17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004 (17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004 (17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004 (17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004 (17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda (17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer (17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike (17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004 (17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004 (18)
(a)(73)	Message sent to PeopleSoft employees (18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004 (19)
(a)(75)	Letter to employees dated February 9, 2004 (19)
(a)(76)	Letter to customers dated February 9, 2004 (19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004 (20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004 (20)
(a)(79)	Investor presentation materials (20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004 (20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004 (20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004 (20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint (20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint (20)
(a)(85)	Letter to stockholders dated March 3, 2004 (20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004(21)
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004(21)
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004(21)
(a)(89)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(90)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(91)	Press release issued by PeopleSoft on March 19, 2004(22)
(a)(92)	Presentation given at PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(93)	Transcript of PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(94)	Press release issued by PeopleSoft on March 25, 2004(22)
(a)(95)	Transcript of conference call held by PeopleSoft on January 29,2004 (incorporated by reference to Exhibit 99.2 to PeopleSoft’s February 4, 2004 Form 8-K)(22)
(a)(96)	Redacted version of the Cross-complaint filed by Oracle in the Superior Court of the State of California, County of Alameda(23)
(a)(97)	Press release issued by the Michigan Attorney General’s Office on April 7, 2004(23)
(a)(98)	Press release issued by the Ohio Attorney General’s Office on April 9, 2004(23)
(a)(99)	Excerpts from transcript of conference call held by PeopleSoft on April 22, 2004(24)
(a)(100)	Press release issued by PeopleSoft on May 14, 2004(25)
(a)(101)	Excerpts from transcript of PeopleSoft’s 2004 Leadership Summit News Conference held on May 18, 2004(25)
(a)(102)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(103)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(104)	Redacted version of the Amended Complaint for Declaratory and Injunctive Relief filed by Oracle and Pepper Acquisition Corp. in the Delaware Court of Chancery(31)
(a)(105)	E-mail sent to PeopleSoft employees on July 2, 2004(32)
(a)(106)	Press release issued by PeopleSoft on July 7, 2004(33)
(a)(107)	Transcript of conference call held by PeopleSoft on July 27, 2004 (incorporated by reference to Exhibit 99.1 to PeopleSoft’s August 2, 2004 Form 8-K)(34)
(a)(108)	Excerpts from transcript of the Adams Harkness Annual Summer Seminar held on August 4, 2004(34)
(a)(109)	Press release issued by PeopleSoft on September 9, 2004(35)
(a)(110)	Letter sent to PeopleSoft employees on September 9, 2004(35)
(a)(111)	Letter sent to PeopleSoft customers on September 9, 2004(36)
(a)(112)	Letter sent to PeopleSoft prospective clients on September 10, 2004(36)
(a)(113)	Excerpts from transcript of Connect 2004 keynote address(37)
(a)(114)	Excerpts from transcript of Connect 2004 media and analyst news conference(37)
(a)(115)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(116)	Press release issued by PeopleSoft on September 23, 2004(37)
(a)(117)	Press release issued by PeopleSoft on October 1, 2004(37)
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders (1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999) (1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001) (1)
(e)(4)	Executive Severance Policy – Executive Vice Presidents, effective as of January 1, 2003 (8)
(e)(5)	Executive Severance Policy – Senior Vice Presidents, effective as of January 1, 2003 (8)
(e)(6)	Terms of Customer Assurance Program (revised) (10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) + (11)
(e)(7)	Form of letter sent to customers (11)
(e)(8)	Terms of Customer Assurance Program (11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft (11)
(e)(10)	Terms of Customer Assurance Program (extension term) (12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc. (17)
(e)(12)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated February 20, 2004 relating to the 2004 Annual Meeting of Stockholders (22)
(e)(13)	Memorandum of understanding regarding settlement of stockholder class actions(26)
(e)(14)	Amendment to memorandum of understanding regarding settlement of stockholder class actions(27)
(e)(15)	White paper dated February 1, 2004(28)
(e)(16)	June 15, 2004 weblog postings(28)
(e)(17)	Second amendment to memorandum of understanding regarding settlement of stockholder class actions(28)
(e)(18)	Amended Executive Severance Policy—Executive Vice Presidents, amended as of June 14, 2004(29)
(e)(19)	Amended Executive Severance Policy—Senior Vice Presidents, amended as of June 14, 2004(29)
(e)(20)	June 16 and 17, 2004 weblog postings(29)
(e)(21)	Stipulation and Agreement of Compromise, Settlement and Release dated June 17, 2004(29)
(e)(22)	June 20, 21 and 23, 2004 weblog postings(30)
(e)(23)	June 26, 28 and 30, and July 1, 2004 weblog postings(31)
(e)(23)(a)	Chart referred to in the “The Government Rests” weblog posting(31)
(e)(24)	July 2, 2004 weblog postings(32)
(e)(25)	Terms of Amended Customer Assurance Program approved July 6, 2004(32)
(e)(26)	July 20, and August 4, 2004 weblog postings(34)
(e)(27)	Addendum to Employment Contract between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.8 filed with PeopleSoft’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004)(34)
(e)(28)	Terms of Amended Customer Assurance Program approved October 11, 2004(38)
(e)(28)(a)	Terms of Amended Customer Assurance Program approved October 11, 2004 (corrected)(39)
(e)(29)	Separation Agreement and General Release, dated October 12, 2004, by and between Ram Gupta and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)
(e)(30)	Retention Agreement, entered into on October 18, 2004, by and between Guy Dubois and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)
(e)(31)	Separation Agreement, dated October 18, 2004, by and between Craig Conway and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

+	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.

(21)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 21 to Schedule 14D-9 filed with the SEC March 15, 2004.

(22)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 22 to Schedule 14D-9 filed with the SEC March 29, 2004.

(23)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 23 to Schedule 14D-9 filed with the SEC April 13, 2004.

(24)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 24 to Schedule 14D-9 filed with the SEC April 28, 2004.

(25)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 25 to Schedule 14D-9 filed with the SEC May 20, 2004.

(26)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 26 to Schedule 14D-9 filed with the SEC May 27, 2004.

(27)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 27 to Schedule 14D-9 filed with the SEC June 14, 2004.

(28)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 28 to Schedule 14D-9 filed with the SEC June 16, 2004.

(29)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 29 to Schedule 14D-9 filed with the SEC June 18, 2004.

(30)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 30 to Schedule 14D-9 filed with the SEC June 28, 2004.

(31)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 31 to Schedule 14D-9 filed with the SEC July 2, 2004.

(32)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 32 to Schedule 14D-9 filed with the SEC July 7, 2004.

(33)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 33 to Schedule 14D-9 filed with the SEC July 7, 2004.

(34)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 34 to Schedule 14D-9 filed with the SEC August 12, 2004.

(35)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 35 to Schedule 14D-9 filed with the SEC September 9, 2004.

(36)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 36 to Schedule 14D-9 filed with the SEC September 9, 2004.

(37)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 38 to Schedule 14D-9 filed with the SEC October 5, 2004.

(38)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 39 to Schedule 14D-9 filed with the SEC October 12, 2004.

(39)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 40 to Schedule 14D-9 filed with the SEC October 12, 2004.